Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ARRIVAL VAULT USA, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Arrival Vault USA, Inc. (hereinafter, the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. That the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) be hereby amended by deleting the current text of Article I in its entirety and by substituting in lieu thereof the following:

Article I

NAME

The name of this corporation is Arrival Vault US, Inc. (the “Corporation”).

2. That the foregoing amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and 228 (by written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 24th day of March, 2021.

By:	/s/ Avinash Rugoobur
Title: President
Name: Avinash Rugoobur